Exhibit 10.8

Jiaohe, Jilin Infrastructure

Construction BT Project

July 23, 2008

In accordance with Contract Law of People’s Republic of China, Building Law of People’s Republic of China, Regulation on the Quality Management of Construction Projects, Regulation on Work Safety Management of Construction Projects, Decision on Reforming the Investment System promulgated by the State Council, Government Purchase Law of People’s Republic of China, Guiding Opinions on Cultivation and Development of Project General Contracting Enterprises and Project Management Enterprises promulgated by Ministry of Construction and other relevant laws and regulations, for the purpose of Jiaohe Tiangang Stone Industrial Park and Jiaohe New District Road (Pipeline) Network BT development projects, two Parties have agreed, in accordance with the principles of equality, willingness, fairness and integrity, Party A will grant party B a sole right to conduct construction, and Party B will be the sole funding and construction party for this project,  After the project is completed and accepted, Party B will transfer the control over and right to use the project to Party A, and Party A will make payments according to the payment terms stipulated in this contract.

:                      Chapter 1 Authorization of BT Project

Article 1 Definitions and Explanation

Project name: Jilin Jiaohe Tiangang Stone Material Industrial Park Road and Pipeline Network Infrastructure BT Development Projects.

Project location: Jiaohe

1.1
This project (the “BT Project”) is divided into two parts: (1) “Renewal projects,” Jilin Jiaohe Tiangang Stone Material Industrial Park and Jiaohe New District Road and Pipeline Network. (2) Tiangang Exhibition Park Road (Pipe) Network Project (hereinafter called “New Project”) planned to commence in 2008; the project scope will be dictated by the actual projects both parties agree on in current year.

1.2
The articles of this contract are comprised of standard clauses and special clauses.  Special clauses only apply to Renewal Project, and standard clauses not in conflict with special clauses also apply to Renewal Project.  All standard clauses apply to New Project.

1.3	“Completion Acceptance” refers to the determination that projects covered in this contract pass inspection by related government agencies.

1.4
“Details of Renewal Project Scope” includes: Jilin Jiaohe Tiangang Stone Material Industrial Park No.1, No. 2, No. 3, No. 4, No. 5 and Paolin Road, etc. and some of the road and pipeline network in New District.  The project scope will be dictated by the actual projects both parties agree on.

1.5
Party B agreed to participate in funding and construction of the Renewal Project in New District and has signed a supplementary agreement with a qualified sub-contractor for project work in the Jiaohe New District (Pan-China Construction Group).

1.6	Party B shall not be obligated to provide further funding or construction on either the renewal project or new project after 10/15/08.

Chapter 2 Authorization of BT Project

Article 2 Project Scope
2.1  Project Name
Jilin Jiaohe Tiangang Stone Material Industrial Park Road and Pipeline Network and Infrastructure BT Development Projects.

2.2  “Details of Renewal Project Scope”
The scope includes: Jilin Jiaohe Tiangang Stone Material Industrial Park No.1, No. 2, No. 3, No. 4, No. 5 and Paolin Road, etc. and some of the road and pipeline network in New District.  The project scope will be dictated by the actual projects both parties agree on.

Article 3 Contract Price and its Composition
3.1  Total contract price:
Contract price of BT Project is approximately RMB 700 million subject to adjustment, and will be determined by the actual settlement in the end.

3.2  Contract Price Composition
The total contract price is made up of several parts, such as construction costs and construction profits, financing costs and project consultation services fees and the relevant costs paid by Party B for Party A, etc.  The splits of construction costs, construction profits, financing costs and consulting fees are to be decided within the consortium of contractors that perform the construction work.  Funding advances on behalf of Party A by Party B shall be billed at actual costs.

3.2
The settlement of projects covered under this contract shall be calculated according to Jilin Province Municipal Project Quota (All unit pricing information will be taken from the price lists.  The upper limit should be chosen in case of a price range). Then a 10% markup as financing costs shall be applied to reach the final settlement price.

3.4
 During the construction, both parties shall sign the exclusive contracts with professional entities for planning, design, supervision, QC, construction costs audit. All fees shall be charged according to current standards stipulated by the State.  The details of services to be provided shall be decided by both Party A and Party B.  The fees shall be paid by Party B as part of the BT Project costs.

3.5
Party A agrees that at settlement, all fees paid by Party B on behalf of Party A for services, including invitation and submission of bids, design, supervision and quality control, will be included in the final contract price

Article 4 Target Date for BT Project Completion
Works on the road and pipeline networks (including water supply and drainage pipelines), street lamps and sidewalk, etc. for the renewal project shall all be completed by October 15, 2008.

Article 5 Quality Control Objective
Construction works should meet applicable State or industry quality standards.

Chapter 3 Authorization of BT Project

Article 6 Project Rights
6.1 After completion and acceptance, Party A shall have the right to use the BT Project.  Party A shall pay amount due to Party B in accordance with the payment terms of this contract.

6.2 After payment in full by Party A to Party B, Party B will relinquish all of its security interests in the BT Project.

Chapter 4 Project Management

Article 7	Assistance in Permitting Requirements and Completion Acceptance Procedures; Construction and Project Supervision Matters
7.1   Party A will cooperate with Party B to meet permitting requirements at project commencement and in performing completion acceptance procedures.

7.2   After signing this agreement, Party A should immediately set up a project supervision panel comprised of personnel from City Planning, Construction, Quality Control, Audit, Supervision Bureaus.  Also, Party A should inform Party B of this arrangement in writing, so as to facilitate the BT Project implementation.

7.3   The panel mentioned above will have the following responsibilities: to conduct supervision and inspection throughout the construction process, to receive and process legal documents submitted by Party B, and to organize and coordinate activities with government agencies to review and approve all administrative matters in relation to this project.

7.4   To ensure timely completion of the project and implement a monthly construction progress and value reporting system, contractor will provide Monthly Work Progress Reports and Overall Project Progress Report on 25th of each month.  The reports will sum up the amount and value of the work completed during the month using the method prescribed in this Agreement.  These reports will be provided to Party A after confirmation by construction manager. To take into account the possibility of an overestimate in the early stages of the BT Project, both parties agree to report the value of construction completed in the first month with a 20% discount, and with a 5% discount in the second month.

Article 8	Special Clause (about the takeover and construction supervision of Renewal Project)
8.1 Because Party A organized and started the Renewal Project in 2007 and Party B was not then been involved with this project, Party B is not fully aware of all construction supervision, construction progress and quality matters. As a result, Party B may not be in position to perform all responsibilities for completion of the Renewal Project. To assist Party A, Party B agrees to be conditionally involved in the Renewal Project and to provide the funding for its completion. To promote the continuity and integrity of the Renewal Project, both Parties agree that Party B may delegate certain responsibilities related to construction supervision of the renewal project to Party A subject to the standard requirements for performance that apply to the New Project. The oversight of construction progress, quality and warranty matters shall be the responsibility of Party A.

Chapter 5 Project Acceptance and Settlements

Article 9    Change Orders
During construction, if a change order is needed, it must be jointly signed by the contractor(s) that will perform the work, the construction manager, designer and Party B, and accepted by Party A.  The contract value will be adjusted accordingly for any construction value change due to change orders.

Article 10    Project Acceptance Procedure, Method and Settlement
10.1    Party B will submit an application for project completion acceptance prior to the expected date of completion.  On receipt of this report, Party A and Party B (including other consortium members) will form a joint inspection team within 7 days.  The team will conduct inspection and acceptance procedures.  Party A’s Quality Control Bureau will conduct inspection to ensure compliance with quality standards.

10.2    After BT Project completion, Party A will conduct a final acceptance.  The total construction values should be calculated based on Monthly Work Progress reports considering any adjustments based on actual work completed. The final value will be dictated by the audit result agreed by both parties.  Works done in Tiangang Stone Industrial Park and Jiaohe New District shall be accepted and settled separately.

Once the BT Project is accepted, both parties will cooperate to transfer project documentation from Party B to Party A and turn control over project facilities to Party A for use.  If any part of the completed project fails to pass the quality inspection, Party B shall be responsible for corrective works and repair to ensure the rejected portion of the project meets quality standards.  The warranty deposit for the rejected portion of the project shall be deducted to the extent of the repair cost of the disqualified portion if Party B fails to bring the rejected portion into compliance with specifications after a second attempt.

10.3    Project Settlement Timeline and Methodology
10.3.1  Project Settlement Timeline
After project completion and acceptance, the parties will jointly engage a construction cost consulting firm with a grade A qualification to finish settlement within one month.

10.3.2  Principles for Settlement
For the BT Projects settlement, both parties agree the construction values shall be determined according to the following principles (a) Jilin Province Municipal Project Quota in 2006 and quotas of relevant special construction project.  All pricing will be based on these price lists.  The upper limit should be chosen in case of a price range.  (b) Current price information in Jiaohe City published by Jilin Provincial and Municipal Construction Cost Information Network.  If a certain material price is not listed, a certificate shall be obtained from Construction Cost Monitoring Department and Municipal Construction Cost Information Network; (c) Construction value calculated according to construction blueprint is the initial basis; (d) Adjustments will be made for any change orders; (e) Party A and Party B jointly entrust a construction cost consulting firm to calculate the settlement amount based on blueprints and actual adjustment in construction value due to change orders.  Whatever the settlement result is, it will not be compared with those of other projects on a cost per square meter basis or otherwise adjusted.  Except for the Renewal Project, all four parties will have to sign off change orders (Party A, Party B, contractor and construction manager).

All related professional service fees that Party B pays on behalf of Party A will be charged in accordance with current State fee standards.  The details are as follows:
“Regulations of Construction Survey and Design Fee” (Article “Ji Jiage No. 1 [2002]” issued by National Planning Committee and Construction Bureau) “Notice about Construction Supervision Fees” (issued by National Material Price Regulatory Bureau and Construction Bureau on May 1st, 2007)

“Jilin Province Material Consumption Base Price List in Civil Project” (JLXDJ-SZ-2006) “Irrigation Works Maintenance Quota”(Article No. 307 [2004] issued by the Ministry of Water Resources and the Ministry of Treasury)

“Jilin Province Construction and Installation Project Cost Quota” (JLFD-2006)
“Jilin Province Material Consumption Base Price List in Construction and Installation Project”

“National Pseudo-classic Architecture and Landscape Construction Project Cost Quota” (JYD-601-2000) “Jilin Province Pseudo-classic Architecture and Landscape Construction Project Cost Quota”(JFD-406-2000) “Notice about the Fee Standard of Construction Cost Consulting Service” (No. 48 [2001] Jia Jinzi)

10.4.    Party A shall withhold 5% of the total contract price for the New Project as required by State regulations as a warranty deposit, after the total contract amount has been audited and confirmed by both parties.  As for the New Project, Party A shall return the full amount of warranty deposit to Party B if no quality issue has arisen in one year after Quality Control Department issues “Quality Certificate for Project Acceptance”. If there is a quality issue, Party B shall promptly do corrective works and repair.  If the repair works can pass inspection, Party A shall return the full amount of warranty deposit.  If the repair works does not pass inspection, Party B shall attempt to repair again.  The warranty deposit for the rejected portion of the project shall be deducted to the extent of the repair cost of the disqualified portion if Party B fails to bring the rejected portion into compliance with quality standards after a second attempt.  For Renewal Project, Party A shall be responsible for warranty matters.

Chapter 6 Government Payment Obligations

Article 11 Payment Terms
11.1	Transfer of Use Rights and Retention of Security Interests
After acceptance, control over the project will be transferred to Party A for use.  Party A will pay the amount it owes for BT projects by annual installments.  Party B will retain the security interests granted to it in the projects to secure Party A’s obligation to make the annual payments.  If Party A fails to meet its payment obligations in a complete and timely manner, Party B will have the right to assert control over the projects (such as the right to limit access or to exercise other security interests) to protect its right to payment.  Any loss or damage suffered by Party B or others as a result of the failure of Party A to meet its payment obligations shall be the responsibility of Party A.

11.2	The term Principal refers to the unpaid amount of the contract price.

11.3	Party A could adopt the following ways (but not limited to) to make payments, to ensure that Party B receive full collections as early as possible:

1)
Pay year by year: Party A should pay fully in no more than eight years (including principle and interests) after project completion acceptance.  Party A shall pay principal to Party B in equal installments plus interest before January 10 every year.  “Principal” refers to the contract price both parties agreed on (which shall be reduced continuously in equal amounts over 8 years).  “Interest” refers to base interest rate of loans with same duration set up by the People’s Bank of China the next day after the project completion acceptance.  During the payment period, if the Central Bank adjusts interest rate of medium and long-term loans, the interest payment afterwards should be adjusted accordingly.

(2)
Make payment ahead of the schedule with financing receipt (which means state solely-owned company controlled by Party A applies for loans or other legal financing) If the loan is obtained after the project completion, Party A will make one-time payment in full to party B based on the actual settlement.

(3)
Assignment of receivables and payables to a Third Party:  Party A and Party B can jointly entrust a law firm to contact and introduce a third party investor.  The law firm shall handle all legal procedures of assigning receivables and payables to a Third Party.  The details of such an authorization including service fee shall be negotiated by both parties with the law firm.

11.4 Security for Payment
11.4.1 Party A shall ensure that the funds required to meet its payment obligations will be included in the municipal fiscal budget, with an approval from Municipal Standing Committee of NPC (Party A shall submit to Party B all documents approved by the Standing Committee of NPC) to enable Party A to meet its payment obligations on the agreed schedule.

11.4.2 In addition, Party A shall provide security to Party B to assure payment of the amounts due to Party B.  The security shall include, but not necessarily be limited to, all of the following:
(1) The Treasury Bureau of Party A shall issue a document to acknowledge its payment obligation and granting Party B the right to use its receivables due to Party B as collateral for borrowing from banks.  Party A agrees to provide all necessary help to Party B to effect this purpose.

(2) Party A shall grant to Party B a mortgage on state-owned land and mines (or other assets) possessed by the Land Reserve Center under the governance of Party A with the value equivalent to the project value as guarantee after project commencement. The mortgage shall be released in proportion to the amount of payments made by Party A.

(3) The right to receive the revenues generated by enterprises wholly owned and controlled by Party A.
(4) To provide a guarantee by a third party.

11.5	The legal documentation establishing the security interests described above shall be attached to this contract as appendices when available.

Article 12 Tax Preferences
12.1 Considering that the project is executed by the consortium which consists of Party B, contractor(s), construction manager, designer, and etc., the total contract price includes the income of all the members in the consortium. Therefore, each member of the consortium shall pay the taxes based on their own income respectively (namely the business tax shall be accrued and paid using applicable tax rate in construction industry or service industry respectively).

12.2 In order to increase the local tax revenues, Party A may adopt tax farming or other tax preference policies to attract Party B to establish solely owned subsidiary and pay tax locally. The detailed measures shall be negotiated and agreed by both parties.

12.3 With the understanding that Party A may make installment payments over 8 years, with the first payment being made in January of the year after project completion, Party A shall be responsible for coordinating with local taxation bureau to permit Party B to pay tax in the next year after project completion (i.e., taxes will be due when Party B receives the installment payments).

Article 13 Other issues
13.1   Within one week after settlement of project, Party A shall confirm with Party B the actual payment schedule, according to Article 11 of this contract.  If any change in Party A’s fiscal organization occurs to cause doubt about its authority to make the required payments in a timely manner, Party A shall identify the sources of funds for meeting is payment obligations and help prepare a supplementary agreement to ensure such payment will be made to Party B.

13.2   If Party A is late in payments for 15 days or more, a penalty will be applied to the outstanding balance due (including principal and interest) at 0.021% daily interest rate.

Chapter 7 Rights and Responsibilities

Article 14 Party A’s Rights and Obligations
14.1 Party A shall obtain all the governmental acknowledgements, approvals, authorizations, tax preferences and investment incentives necessary for project implementation.

14.2 Party A will assist Party B to obtain any financing it requires during BT project construction;

14.3 Party A can make final decisions on planning, design and overall development plan;

14.4 Party A shall be responsible for quality management of projects under construction, Party A shall determine the construction manager with Party B and monitor the construction process. Party A shall confirm, monitor and instruct on project scope, design, construction progress, construction quality, and shall be able to take relevant measures to solve any problems that arise in specifications, scope of projects, construction quality, and construction progress during project development according to relevant laws, regulations and industry standards;

14.5  Party A shall provide documents related to the projects to help Party B obtain construction permits from related government agencies,;

14.6 Party A is responsible for preparation for construction, including access to water supply, electricity and site grading.

14.7 Party A shall support and cooperate with Party B in project construction, check and supervise the design, construction, and maintenance related to the projects.

Article 15 Party B’s Rights and Obligations
15.1 Party B shall assist Party A to complete overall design, and PartyB shall construct the project according to the planning and design accepted by Party A;

15.2 Party B can make its own decisions on the source of financing, construction methods and project management related to New Project;

15.3 Party B shall take full responsibility for funding and construction of BT Projects to ensure the construction quality meets the standards agreed in this agreement;

15.4 Party B shall implement the development of projects under this contract according to relevant regulations.  After completion and acceptance, Party B is entitled to the receipt of payments provided for in this agreement plus any incentive awards agreed upon between the parties.

15.5 During the development of the project, Party B shall accept the supervision and guidance from Party A.

15.6 Both parties agree that for the Renewal Project Party A will continue to monitor the construction quality and organize project completion acceptance and settlement.  As for the New Project, Party B should submit an application for project completion acceptance of each single project before completion of the single project occurs.  Within 7 days of receipt of this report, Party A will form a joint inspection team with Party B (including other consortium members) to prepare to conduct completion acceptance procedures.  Party A and Party B will proceed with transfer of control over the project after it passes inspection by Quality Control Department.

Article 16    Special Clause
16.1	The rights and obligation of Party B related to construction stated in this chapter do not apply to Renewal Project.

16.2	As for Renewal Project, Party A shall have the rights and obligations related to construction as delegated by Party B in accordance with Clause 8.

Chapter 8 Transfer of Control over BT Project

Article 17 Transfer of BT Project
17.1
Party B shall retain its security interests until it has been paid in full under this agreement.
17.2.    After completion and acceptance, Party B shall transfer control over and the right to use the project to Party A.  After payment in full by Party A to Party B, Party B will relinquish all of the security interests granted to it to assure payment by Party A.

Chapter 9 Contract Modification and Termination

Article 18  During the term of this Agreement, changes in legal structure or ownership Party A or Party B shall not have any impact on the rights, obligations and responsibilities under this Agreement (and supplementary agreement).  If any changes in legal structure or ownership of Party A or Party B occur, Party A or Party B’s successor shall continue to honor this Agreement.

Article 19   Upon effectiveness of this Agreement, it shall have legal enforceability. This Agreement shall not be modified or terminated by any party unless both parties unanimously agree upon written supplementary agreement or other document regarding the modification or termination.  If there are any changes in laws, regulations, and relevant policies applied to this Agreement, both parties shall negotiate the modification accordingly.

Article 20   If the project governed by this Agreement is affected with by a force majeure, such as significant natural disasters, wars and etc. and other unexpected accidents recognized by both parties, the original construction plan shall be revised or amended.  In such case, both parties shall make revision or amendment according to the actual situation.

Article 21 If either Party A or Party B elects to transfer part of all of its rights and obligations under this contract to a Third Party, it should obtain the written agreement of the other party to this contract before doing so.

Chapter 10 Remedy for Contract Breach

Article 22 In case Party B does not perform construction according to specification provided by Party A, Party B shall conduct remedy works following Party A’s suggestions.  Party B shall bear all the costs incurred as a result.

Article 23 Party A shall provide the security for payment stated in Article 11.  To protect Party B’s interest, Party A agrees to conduct settlements according to this contract on the completed portion of construction works, in the event of contract termination prior to final completion and acceptance.

Chapter 11 Settlement of Disputes

Any dispute arising out of this Agreement shall be resolved by both Parties through mutual negotiation or mediation. In the event no settlement can be reached through consultations or mediation, legal action shall be initiated in the people’s court at the place where this Agreement is signed or executed.

Chapter 12 Contract Effectiveness

Date of Agreement:  July 23, 2008

Location of Signing:  Jiaohe City, Jilin Province

1. This Agreement shall be effective on the latest date of signing and stamp by both parties.   [NOTE:  Stamp Date is August 28, 2008]

2. Any supplementary agreement related to the Project shall have the same legal force effect as this Agreement.